THE MALLARD FUND, INC.




FINANCIAL STATEMENTS
September 30, 2001
(Unadudited)

Directors

William S. Dietrich II
Jennings R. Lambeth
Evans Rose, Jr.
Thomas Marshall

Officers

William S. Dietrich II
President and Chief Investment Officer

Richard F. Berdik
Secretary and Treasurer


Legal Counsel

Kirkpatrick & Lockhart LLP


Independent Auditors

Deloitte & Touche LLP














                                      The Mallard Fund, Inc.
         as of September 30, 2001

Notes to Financial Statements - (unaudited) continued

1. Organization: The Mallard Fund, Inc. (the "Fund") was organized on October 15, 1996 as a Maryland corporation. The Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-diversified, closed-end, management investment company. The Fund commenced operations on May 30,1997, with the exchange of 6,927,197 shares of common stock (the "initial shares") for contributed investment securities through a private placement to the William S. Dietrich II Charitable Remainder Annuity Trust ("CRAT") and the William S. Dietrich II Charitable Remainder Unit Trust I ("CRUT I"). For federal income tax purposes, the Fund qualifies as a non-publicly held regulated investment company. Accordingly, certain investment expenses will not be deductible by the Fund, but will instead be allocated to the shareholders for purposes of determining the shareholder's taxable income.

    Since the private placement was treated as a tax-free exchange, securities received by the Fund maintained the cost basis and holding period as reflected by the trusts prior to the private placement.

    Since the Fund's stock will not be readily marketable and may be considered illiquid, the Board of Directors will consider, on an annual basis, the possibility of making tender offers to repurchase all of the stock of the Fund from stockholders at the net asset value per share. There can be no assurance, however, that the Board of Directors will decide to make any tender offers. If the Board of Directors does not make a tender offer to repurchase all of the stock of the Fund by December 31, 2003, the Fund will be liquidated as soon as practical thereafter unless the Fund obtains unanimous approval from all stockholders not to liquidate the Fund. Refer to prospectus for full disclosure.

2.  Significant Accounting Policies

A.	Portfolio Valuation:   Investments are stated at value in the
        accompanying financial statements. Shares of open-end mutual funds are valued at their respective net asset values as determined under the 1940 Act. An open-end mutual fund values securities in its portfolio for which market quotations are readily available at their current market value (generally the last reported sales price) and all other securities and assets at fair value pursuant to methods established in good faith by the board of directors of the underlying fund. Shares of closed-end mutual funds that are listed on U.S. exchanges are valued at the last sales price on the day the securities are valued or, lacking any sales on such day, at the last available bid price. Shares of closed-end mutual funds traded in the OTC market and listed on NASDAQ are valued at the last trade price on NASDAQ at 4:00 p.m.,New York Time; other shares traded in the OTC market are valued at the last bid price available prior to valuation. Other Fund assets are valued at current market value or, where unavailable, at fair value as determined in good faith by or under the direction of the Board of Directors.

        The Board of Directors has established general guidelines for calculating fair value of non-publicly traded securities. At September 30, 2001, the Fund held 68.5% of its net assets in securities valued in good faith by the Board of Directors with an aggregate cost of $119,403,705 and fair value of $127,827,084. The net asset value of the Fund is calculated quarterly and at any other time as determined by the Board of Directors.

        In determining fair value, management considers all relevant qualitative and quantitative information available.
        These factors are subject to change over time and are reviewed periodically. The investment values determined in good faith by the Board of Directors are based on available information and do not necessarily represent amounts that might ultimately be realized, since such amounts depend on future developments inherent in long-term investments.
        However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market of the investment existed, and the differences could be material.





                                      The Mallard Fund, Inc.
				           as of September 30, 2001
Notes to Financial Statements - (unaudited) continued


B.	Determination of Gains or Losses on Sale of Securities:  Gains or
        losses on the sale of securities are calculated for accounting and tax purposes on the identified cost basis.

C.	Federal Income Taxes:  The Fund intends to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to its shareholders. Therefore, no federal income tax provision is required. The Fund has not yet determined the capital gain or loss for income tax purposes for 2001.

D.	Other:  Security transactions are accounted for on trade date. The Fund records interest income on the accrual basis.
        Dividend income and distributions to shareholders are recorded on the ex-dividend date.

E.	Distributions to Shareholders:  The policy of the Fund will be to pay a dividend, commencing after April 1, 1998,
        annually of at least 10% of the Fund's net asset value based on the most recent net asset value calculated prior to the dividend declaration date and at a higher rate, if necessary, to qualify as a regulated investment company
        under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), or to avoid incurring any tax liability under the excise tax provisions of Section 4982 of the Code. The character of distributions made during the year from net investment income or net realized gains under generally accepted accounting principles may differ from their ultimate characterization for U.S. federal income tax purposes due to differences in the character of income and expense recognition.
F.	Use of Estimates in the Preparation of Financial Statements:  The
        preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  	Portfolio Transactions: The following is a summary of the security transactions for the period ended
        September 30, 2001:
 	 			                                   Proceeds
 		                          Cost of 		from Sales
 		                         Purchases 		or Maturities

        Long Term Securities		$16,954,370	 	 $10,532,321

4.      Investment Consulting Services and Payments to Affiliated Persons:
Arthur Andersen, L.L.P.("Andersen)" has served
        as administrator for the Fund. As administrator, Andersen provides office facilities, supplies and administrative services and also assists in the preparation of reports to shareholders, proxy statements and filings with the
        Securities Exchange Commission (SEC) and state securities authorities. Andersen also performs certain accounting services (including calculating the Fund's net asset value per share), financial reporting, and compliance monitoring activities. For the services provided as Administrator, Andersen will receive a fee equal to $46,665 for services from January 2001 through August 2001. Effective October 1, 2001, the Fund entered into an agreement with Blue Heron
        Management, Inc. which will serve as administrator for the Fund. Blue Heron will receive a fee equal to $6,000 per month for their services.








       The Mallard Fund, Inc.
  			          as of September 30, 2001

Notes to Financial Statements  - (unaudited) continued


	Mellon Bank, N.A. ("Mellon") serves as custodian of the Fund's assets. Mellon receives an annual fee equal to 0.01%
        of the average daily net assets for all assets held in domestic custody. In addition, the Fund reimburses Mellon for its out-of-pocket expenses.

	No directors affiliated with the Fund receive compensation for services as a Director of the Fund. Similarly, none of the Fund's officers receives compensation from the Fund.

5.      Transactions with Affiliates:   The William S. Dietrich II Charitable
 Remainder Annuity Trust, the William S.
        Dietrich II Charitable Remainder Unit Trust ("CRUT I") and the William
 S. Dietrich II Charitable Remainder Unit
        Trust ("CRUT II"), affiliates of William S. Dietrich II, the Fund's President and Chief Investment Officer, hold
        10,040,382 (81.7%), 1,873,241 (15.3%) and 373,234 (3%), respectively, of the 12,286,857 shares of common stock of the Fund.


6.      Credit Agreement:   The Fund is authorized to borrow money to make
 investments in amounts up to 33 1/3% of the value
        of its total assets (including the amount borrowed) at the time of such borrowings. The Fund has obtained a line of credit for up to $25 million from Boston Safe Deposit & Trust Company. The Fund must maintain a minimum asset coverage ratio of at least 3 to 1. Payments on the line of credit are interest only, generally at a rate equal to the interest rate announced by the Federal Reserve Bank of New York as the average rate on overnight Federal funds transactions plus one-half of 1%. As of September 30, 2001, the Fund had outstanding borrowings of $10,166,458 from the line of credit at an annualized average interest rate of 4.35%.
As of September 30, 2001, the Fund held
        collateral in the form of open-end mutual funds with a market value of $56,280,990.